EXHIBIT 99.2

MATEON IS SELECTED by IBM WATSON HEALTH for the use of IBM Clinical Development Solution at no cost for PHASE II clinical trial of OT-101 FOR COVID-19

Mateon was approved to use the platform following a review of the program as part of IBM Watson Health’s effort to help support and accelerate promising clinical COVID-19 candidates

AGOURA HILLS, Calif., June 24, 2020 (GLOBE NEWSWIRE) — Oncotelic Inc. (“Oncotelic”), a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) dedicated to the development of innovative treatments for cancer and other indications with unmet medical needs, announced today that IBM has granted access to its IBM Clinical Development (ICD) platform free of charge for the clinical trial evaluating the potential of Mateon’s lead drug candidate OT-101 in COVID-19 patients. The award was made following IBM’s review of the program and is designed to help accelerate the upcoming phase II COVID-19 clinical trial. IBM is supporting COVID-19 clinical research through an initiative to help support trial sponsors with promising therapeutic and vaccine candidates.

“We are working tirelessly to ensure that OT101 proves to be safe and efficacious for patients with COVID-19. It is clear that we are going to need the most innovative and nimble partners as we apply the latest technologies and endeavor to develop meaningful treatments for COVID-19 patients.” said Vuong Trieu, CEO, Mateon Therapeutics. “We believe that the IBM Clinical Development solution can be extremely valuable in creating the efficiencies needed to accelerate the clinical trial process.”

The ICD platform offering from IBM Watson Health is a cloud-based, end-to-end clinical development system used by leading CROs and designed to reduce the time and cost of clinical trials. ICD solutions include electronic patient reported outcomes (ePRO), data integration, reporting and analytics, quality and compliance, medical coding, endpoint analysis, randomization, and clinical trial supply management Remote monitoring of patients is possible through the system’s ePRO technology, which could become crucial in rapidly completing clinical studies as new “hot-spots” of infection arise across the globe.

“The COVID-19 pandemic is an unprecedented global public health crisis and there is an increasing sense of urgency to develop safe and effective treatments as infection rates continue to escalate at an alarming rate,” said Mary Varghese Presti, Vice President, Life Sciences, IBM Watson Health. “We are committed to leveraging our ICD solution to help accelerate the timelines for COVID-19 clinical trials and are enabling access to the platform, free of charge, for relevant trial sponsors. We are inspired by Mateon’s commitment, as well as all of the other leaders in the life sciences community, as they apply their expertise and ingenuity to help millions of patients worldwide. IBM is proud to play a meaningful role in this ambitious effort.”

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. OT-101, the lead immuno-oncology drug candidate of Mateon/Oncotelic, is a first-in-class anti-TGF beta RNA therapeutic that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. The founding team members of Oncotelic were responsible for the development of Celgene’s Abraxane as a chemotherapeutic agent for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same team was also responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on pediatric cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About Mateon’s Lead Product Candidate, OT-101

High-grade gliomas (HGG) are characterized by a T-cell exhaustion signature and pronounced T-cell hyporesponsiveness of their tumor microenvironment (TME). Transforming growth factor beta 2 (TGFB2) has been implicated as a key contributor to the immunosuppressive landscape of the TME in HGG. OT101, a first-in-class RNA therapeutic designed to abrogate the immunosuppressive actions of TGFB2, is Oncotelic’s lead anti-brain tumor drug candidate. OT101 has been granted orphan designation by the FDA under the Orphan Drug Act (ODA). ODA provides for granting special status to a drug to treat a rare disease or condition upon request of a drug company. Orphan designation qualifies the sponsor of the drug for various development incentives of the ODA, including tax credits for qualified clinical testing. In a completed Phase 2 clinical study, OT-101 exhibited clinically meaningful single-agent activity and induced durable complete and partial responses in recurrent and refractory adult HGG patients, including young adults with GBM or AA.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com